                                                                EXHIBIT 26(E)(2)

APPLICATION PART 3
AGREEMENTS AND AUTHORIZATIONS

INDIVIDUAL LIFE INSURANCE
                                                                                      [LOGO]
MINNESOTA LIFE INSURANCE COMPANY - A Securian Company
Life New Business . 400 Robert Street North . St. Paul, Minnesota 55101-2098

Proposed insured name (last, first, middle)

AGREEMENTS: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the incontestability provision. I agree that they will become part of this application and any policy issued on it. The insurance applied for will not take effect unless the policy is issued and delivered and the full first premium is paid while the answers, to the best of my knowledge and belief, as stated in this application remain true and complete. IF SUCH CONDITIONS ARE MET, THE INSURANCE WILL TAKE EFFECT AS OF THE EARLIER OF THE POLICY DATE SPECIFIED IN THE POLICY OR THE DATE THE POLICY IS DELIVERED TO ME; THE ONLY EXCEPTION TO THIS IS PROVIDED IN THE LIFE RECEIPT AND TEMPORARY INSURANCE AGREEMENT, ISSUED IF THE PREMIUM IS PAID IN ADVANCE.

VARIABLE LIFE: I UNDERSTAND THAT THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) OF THE POLICY APPLIED FOR MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT RESULTS OF THE SUB-ACCOUNTS OF THE SEPARATE ACCOUNT. I UNDERSTAND THAT THE ACTUAL CASH VALUE OF THE POLICY APPLIED FOR IS NOT GUARANTEED AND INCREASES AND DECREASES DEPENDING ON THE INVESTMENT RESULTS. THERE IS NO MINIMUM ACTUAL CASH VALUE FOR THE POLICY VALUES INVESTED IN THESE SUB-ACCOUNTS.

AUTHORIZATION: I authorize any physician, medical practitioner, hospital, clinic or other health care provider, pharmacy, pharmacy benefits manager, insurance or reinsuring company, consumer reporting agency, the MIB, Inc or employer which has any records or knowledge of my physical or mental health, and/or the physical or mental health of each minor child listed as the proposed insured, to give all such information and any other non-medical information relating to such persons to Minnesota Life Insurance Company or its reinsurers. This shall include ALL INFORMATION as to any medical history, consultations, diagnoses, prognoses, prescriptions or treatments and tests, including information regarding alcohol or drug abuse and AIDS or AIDS-related conditions. To facilitate rapid submission of such information, I authorize all said sources, except MIB, Inc. to give such records or knowledge to any agency employed by Minnesota Life Insurance Company to collect and transmit such information.

I understand this information is to be used for the purpose of determining eligibility for insurance and may be used for determining eligibility for benefits. I understand this information may be made available to Underwriting, Claims, support staff, licensed representatives, and firms of Minnesota Life Insurance Company. I authorize Minnesota Life Insurance Company or its reinsurers to release any such information to reinsuring companies, the MIB, Inc. or other persons or organizations performing business or legal services in connection with my application, claim or as may be otherwise lawfully required or as I may further authorize. I authorize Minnesota Life Insurance Company, or its reinsurers, to make a brief report of my personal, or if applicable, my protected health information to MIB, Inc.

I agree this Authorization shall be valid for twenty-four months from the date it is signed. I may revoke this Authorization at any time by sending a written request addressed to the Individual Underwriting Department, Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, MN 55101-2098. I understand that a revocation is not effective to the extent that any action has been taken in reliance on this Authorization or to the extent that Minnesota Life Insurance Company has a legal right to contest a claim under an insurance policy or to contest the policy itself.

I understand that I, or my legal representative, have the right to request and receive a copy of this Authorization and that a photocopy of this Authorization shall be as valid as the original. I understand that no sales representative has the company's authorization, to accept risk, pass on insurability or make, or void, waive or change any conditions or provisions of the application, policy or receipt, as applicable.

I acknowledge that I have been given the Your Privacy Is Important To Us notice.

I understand that a copy of this entire application, including Part 2, will be attached to the policy and delivered to the policyowner.

FRAUD WARNING: Any person who, with intent to defraud or knowing that he/she is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud and may be guilty of a criminal offense and subject to penalties under state law.

 Proposed insured signature                                        Date       City                State
 X

 Owner signature (if other than proposed insured)                  Date       City                State
 (give title if signed on behalf of a business)
 X

 Owner signature (if other than proposed insured)                  Date       City                State
 (give title if signed on behalf of a business)
 X

 Parent/conservator/guardian signature (juvenile applications)     Date       City                State
 X

IS REPLACEMENT OF EXISTING LIFE INSURANCE, ANNUITY OR MUTUAL FUND INVOLVED IN
THIS APPLICATION?    [ ] YES    [ ] NO

I believe that the information provided by this applicant is true and accurate. I certify I have accurately recorded all information given by the proposed insured(s).

Licensed representative signature                                                     Date
X

F59536 Rev 2-2014